CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL AMERICAN HOMES, INC.

Pursuant to section 242


          INTERNATIONAL AMERICAN HOMES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:
          FIRST: Pursuant to a Plan of Reorganization (the "Plan") dated as of May 13, 1992, which was approved by the United States Bankruptcy Court for the District of New Jersey and confirmed by creditors, the Corporation was required to amend its Certificate of Incorporation to:
     (i) include a provision prohibiting the issuance of nonvoting equity securities, (ii) ratify and authorize the issuance of not more than 30,000,000 shares of New Common Stock and (iii) not contain any provisions which contravene the restrictions on the issuance of stock and other securities described below or are otherwise inconsistent with [the Plan].

          SECOND: Pursuant to a Disclosure Statement dated as of June 29, 1992, all of the shareholders of the Corporation, as an impaired class, were notified of the above-noted amendment and confirmed same on August 12, 1992.
          THIRD:  To effectuate the Plan, the Restated
Certificate of Incorporation of the Corporation is hereby amended by changing the Sections thereof numbered "5",

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                              Page 2
"5.1" and "5.2" so that, as amended said Sections shall be and read as follows:
     5. Capital Stock The total number of shares of capital stock which the Corporation shall have authority to issue is thirty-four million (34,000,000), of which thirty million (30,000,000)
          shall be shares of Common Stock with a par value of $.01 per share, and four million (4,000,000) shall be shares of Preferred Stock with a par value of $.01 per share.

     5.1 Common Stock Each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount for which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

     5.2 Preferred Stock; Designation of Classes; Relative Rights, Etc. The shares of Preferred Stock shall rank senior to the Common Stock as to dividends and upon liquidation. Each holder of record of shares of Preferred Stock shall be entitled to one vote for each share of Preferred Stock standing in his name on the books of the Corporation. The Board of Directors is hereby authorized, subject to limitations prescribed by law and this Section 5.2, to provide by resolutions for the issuance of the Preferred Stock in one or more series, to establish the number of shares to be included in each such series, provided that the aggregate number of shares issued and not canceled of any
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                              Page 3
          and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, and to establish the designations, preferences and relative, participating, optional or other special rights, if any, or the qualifications, limitations or restrictions thereof all as shall hereafter be stated and expressed in such resolutions from time to time adopted by the Board. The authority of the Board of Directors with respect to each such series shall include, without limitation, determination of the following:

          A. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

          B.   The dividend rate on the shares of that
               series, whether dividends shall be cumulative and the date or dates, if any, from which dividends thereon shall be cumulative, and whether payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

          C. The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          D.   Whether the shares of that series are
               convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any series of securities of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated in the Restated Certificate of Incorporation or in the resolution or resolutions providing for the issue of any series of shares of Preferred Stock;

          E.   Whether shares of that series shall be
               entitled to the benefit of sinking fund
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                              Page 4
               provisions and, if so, upon what terms and conditions;

          F. Whether shares of that series may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of any series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

          G.   Generally, to fix the other relative,
               participating, optional or other special rights, and qualifications, limitations or restrictions thereof; all as shall be stated in the resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) of which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes and shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series or shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

     Any and all shares of Preferred Stock issued, for which such consideration has been paid or delivered to the Corporation, shall be deemed fully paid shares and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares of Preferred Stock.
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                              Page 5
     No holder of any series of Preferred Stock shall, as such holder, have any preferential right to purchase or subscribe for any stock of any series or class which the Corporation may issue or sell or any obligations convertible into or exchangeable for stock of any series or class of the Corporation or any right of subscription to any thereof other than such right, if any, as the Board of Directors in its discretion may determine.

     Subject to the provision of this Restated Certificate of Incorporation and except as otherwise provided by law, the capital stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors in its discretion may from time to time determine.

          FOURTH:  This Certificate of Amendment to the
Restated Certificate of Incorporation shall be deemed effective as of August 12, 1992, the date the United States
Bankruptcy Court entered an order confirming the Plan and such order became final and non-appealable.
          FIFTH: The capital of said corporation shall not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, International American Homes,
Inc. has caused its corporate seal be hereunto affixed and this certificate to by signed by Robert J. Suarez, its President, and Robert I. Antle, its Secretary, this 8th day of September, 1994.

                    International American Homes, Inc.


                    By: /s/ Robert J. Suarez
                      -------------------------
                                             President

                    By: /s/ Robert I. Antle
                      --------------------------
                                             Secretary